Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.1 million for the three-month period ended March 31, 2024 and $6.5 million for the nine month period ended March 31, 2024.
●	Total loans increased by $32.2 million, or an annualized 3.4%, for the nine-month period ended March 31, 2024.
●	Non-performing loans to total loans were 0.15%, of which 0.08% represents the government guaranteed portion as of March 31, 2024.
●	Total deposits increased by $22.6 million, or an annualized 1.8%, for the nine-month period ended March 31, 2024.
●	Shareholders’ equity increased by $6.6 million, or an annualized 8.9%, for the nine-month period ended March 31, 2024.

Minerva, Ohio — April 18, 2024 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.1 million for the third quarter of fiscal year 2024, a decrease of $584 thousand, or 22.2%, from the same period last year. Earnings per share for the third quarter of fiscal year 2024 were $0.66 compared with $0.86 for the same period last year.

Net income was $6.5 million, or $2.09 per share, for the nine months ended March 31, 2024, compared to $8.0 million, or $2.60 per share, for the nine months ended March 31, 2023. The annualized return on average equity was 15.33% and the annualized return on average assets was 0.81% for the nine-month period ended March 31, 2024. Net income and net interest income were impacted in fiscal year 2024 by the rapid increase in short-term market rates in 2022 and 2023 causing interest bearing liabilities to reprice faster than interest earning assets.

“While the high cost of funds continues to have an impact on the bank’s earnings, the rate of deposit repricing has slowed as most maturing time deposits have repriced at least once during the current rate environment, and higher liquidity levels across the industry have reduced the pressure to increase rates. After improving in the fall, new loan activity across all product lines slowed in the third quarter of fiscal year 2024 in response to the surprising uptick in market rates. While new loan originations have decreased, prepayment speeds have slowed, and we continue to fund draws on previous commitments. As a result, loan balances increased by $7.4 million, or 1.0% in the three-month period ending March 31, 2024. Higher for longer market rates have extended our ability to reinvest asset cash flow into higher yielding loans and securities. While short-term interest rates are negatively impacting consumer and business cash flow, the bank’s loan portfolio continues to perform well as total delinquency and nonperforming assets, net of government guaranteed balances, were 0.26% of total loan balances on March 31, 2024,” said Ralph J. Lober II, President & Chief Executive Officer.

Quarterly Operating Results Overview

Net income was $2.1 million, or $0.66 per share, for the three months ended March 31, 2024, compared to $2.6 million, or $0.86 per share, for the same prior year period.

Net interest income was $7.8 million for the three-month period ended March 31, 2024 and $8.2 million for the same prior year period. The net interest margin was 2.92% for the quarter ended March 31, 2024, 2.95% for the quarter ended December 31, 2023, and 3.27% for the quarter ended March 31, 2023. The yield on average interest-earning assets was 4.64% for the quarter ended March 31, 2024, compared with 4.18% for the same prior year period. The cost of funds increased to 2.35% for the quarter ended March 31, 2024, from 1.30% for the same prior year period. The yield on interest-earning assets as well as the cost of funds have been impacted by the rapid increase in short-term market interest rates in 2022 and 2023.

The provision for credit losses was $38 thousand for the three-month period ended March 31, 2024, compared with $160 thousand for the same period last year. Net charge-offs of $91 thousand were recorded for the three-month period ended March 31, 2024, compared with $12 thousand that were recorded for the three-month period ended March 31, 2023.

Other income increased by $43 thousand, or 3.7%, for the three-month period ended March 31, 2024, compared to the same prior year period primarily due to debit card interchange income increasing by $41 thousand, or 7.7%, and service charges on deposit accounts increasing by $16 thousand, or 4.1%.

Other expenses increased by $476 thousand, or 7.9%, for the three-month period ended March 31, 2024, compared to the same prior year period. Increases in salaries, software expenses, occupancy cost, and the Federal Deposit Insurance Corporation (FDIC) assessment all contributed to the increase in other expenses for the three-month period ended March 31, 2024, compared with the same prior year period.

Year-to-Date Operating Results Overview

Net income was $6.5 million, or $2.09 per share, for the nine months ended March 31, 2024, compared to $8.0 million, or $2.60 per share, for the same prior year period.

Net interest income was $23.9 million for the nine-month period ended March 31, 2024, and $25.4 million for the same prior year period. The net interest margin was 3.01% for the year-to-date period ended March 31, 2024, and 3.43% for the same period ended March 31, 2023. The yield on average interest-earning assets was 4.58% for the year-to-date period ended March 31, 2024, compared with 3.99% for the same prior year period. The cost of funds increased to 2.17% for the year-to-date period ended March 31, 2024, from 0.82% for the same prior year period.

The provision for credit losses was $482 thousand for the nine-month period ended March 31, 2024, compared with $795 thousand for the same period last year. Net charge-offs of $245 thousand, or 0.04% of total loans, were recorded for the nine-month period ended March 31, 2024. Net charge-offs of $132 thousand, or 0.03% of total loans, were recorded for the nine-month period ended March 31, 2023.

Other income increased by $156 thousand, or 4.5%, for the nine-month period ended March 31, 2024, compared to the same prior year period primarily due to service charges on deposit accounts increasing by $86 thousand, or 7.3%, and debit card interchange income increasing by $95 thousand, or 5.9%. Also recorded within other income was a $80 thousand loss on the sale of securities as lower yielding securities were sold to reinvest at higher market rates.

Other expenses increased by $774 thousand, or 4.2%, for the nine-month period ended March 31, 2024, compared to the same prior year period. Increases in salaries, cost of employee benefits, occupancy costs, and the FDIC insurance assessments contributed to the increase in other expenses for the nine-month period ended March 31, 2024, compared with the same prior year period.

Balance Sheet and Asset Quality Overview

Total assets were $1.09 billion as of March 31, 2024 and $1.06 billion as of June 30, 2023. From June 30, 2023 to March 31, 2024, total loans increased by $32.2 million, or an annualized 3.4%, and total deposits increased by $22.6 million, or an annualized 1.8%.

Total available-for-sale securities decreased by $14.0 million to $265.6 million as of March 31, 2024, from $279.6 million as of June 30, 2023. The decline in the available-for-sale securities portfolio from June 30, 2023, was from a $15.6 million net reduction in the portfolio from sales and principal paydowns that were not reinvested into the portfolio and due to a $2.1 million improvement in the net unrealized mark to market loss. Total shareholders’ equity increased to $62.1 million as of March 31, 2024, from $55.5 million as of June 30, 2023, because of a reduction of $1.7 million in the accumulated other comprehensive loss from the mark-to-market of available-for-sale securities and from net income of $6.5 million for the first nine months of fiscal year 2024 which was partially offset by cash dividends paid of $1.7 million. The total accumulated other comprehensive loss was $28.3 million as of March 31, 2024. Available-for-sale securities and shareholders’ equity were impacted by rapidly rising interest rates during 2022 and 2023 causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities. Consumers has significant sources of liquidity and therefore does not expect to have to sell securities to fund growth and the unrealized losses are not credit related. Therefore, the losses have not and are not expected to be recorded through earnings as the securities values will recover as the securities approach maturity and mature.

Non-performing loans were $1.1 million as of March 31, 2024, of which $589 thousand is guaranteed by the Small Business Administration. Excluding the guaranteed portion, non-performing loans were $502 thousand, or 0.07% of total loans as of March 31, 2024, and $104 thousand as of June 30, 2023. The allowance for credit losses (ACL) as a percent of total loans was 1.07% as of March 31, 2024, and 1.09% as of June 30, 2023.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Nine Month Periods Ended
Consolidated Statements of Income	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Total interest income	$12,406	$10,521	$36,329	$29,621
Total interest expense	4,580	2,292	12,385	4,220
Net interest income	7,826	8,229	23,944	25,401
Provision for loan losses	38	160	482	795
Other income	1,219	1,176	3,618	3,462
Other expenses	6,520	6,044	19,216	18,442
Income before income taxes	2,487	3,201	7,864	9,626
Income tax expense	435	565	1,387	1,646
Net income	$2,052	$2,636	$6,477	$7,980
Basic and diluted earnings per share	$0.66	$0.86	$2.09	$2.60

Consolidated Statements of Financial Condition	March 31, 2024	June 30, 2023	March 31, 2023
Assets
Cash and cash equivalents	$26,849	$11,755	$25,207
Certificates of deposit in other financial institutions	748	2,501	2,757
Securities, available-for-sale	265,646	279,605	287,335
Securities, held-to-maturity	6,428	6,970	7,338
Equity securities, at fair value	386	386	386
Federal bank and other restricted stocks, at cost	2,398	2,168	2,255
Loans held for sale	45	764	999
Total loans	742,584	710,362	689,292
Less: allowance for credit losses	7,911	7,724	7,823
Net loans	734,673	702,638	681,469
Other assets	53,714	53,237	41,623
Total assets	$1,090,887	$1,060,024	$1,049,369
Liabilities and Shareholders’ Equity
Deposits	$975,130	$952,533	$954,399
Other interest-bearing liabilities	37,087	35,143	31,789
Other liabilities	16,573	16,864	6,888
Total liabilities	1,028,790	1,004,540	993,076
Shareholders’ equity	62,097	55,484	56,293
Total liabilities and shareholders’ equity	$1,090,887	$1,060,024	$1,049,369

	At or For the Nine Months Ended
Performance Ratios:	March 31, 2024	March 31, 2023
Return on Average Assets (Annualized)	0.81%	1.05%
Return on Average Equity (Annualized)	15.33	20.63
Average Equity to Average Assets	5.26	5.11
Net Interest Margin (Fully Tax Equivalent)	3.01	3.43

Market Data:
Book Value to Common Share	$19.93	$18.20
Dividends Paid per Common Share (YTD)	$0.54	$0.51
Period End Common Shares	3,116,244	3,092,453

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.04%	0.03%
Non-performing Assets to Total Assets	0.11%	0.02%
ACL to Total Loans	1.07	1.13